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                                                                    Exhibit 11
                                                                    ----------

                              VLSI TECHNOLOGY, INC.

                    CALCULATION OF EARNINGS (LOSS) PER SHARE
                      (In thousands except per share data)

                                                       Fiscal Year Ended
                                             -----------------------------------
                                             12/27/96      12/29/95     12/30/94
                                             --------      --------     --------
Primary Earnings per Share

Net income (loss)                            $(49,547)     $ 45,968     $ 31,697
                                             ========      ========     ========

Average number of common and
 common equivalent shares:
  Average common shares outstanding            45,877        41,514       35,916
  Dilutive options                                -           2,376        1,530
                                             --------      --------     --------
Average number of common and
 common equivalent shares                      45,877        43,890       37,446
                                             ========      ========     ========

Earnings (loss) per common and
 common equivalent share                     $  (1.08)     $   1.05     $    .85
                                             ========      ========     ========
Fully Diluted Earnings per Share

Net income (loss)                            $(49,547)     $ 45,968     $ 31,697
Add interest expense, net of tax effect,
on convertible debt(1)                            -             -            -
                                             --------      --------     --------
Adjusted net income (loss)                   $(49,547)     $ 45,968     $ 31,697
                                             ========      ========     ========

Average number of common and
 common equivalent shares on
  a fully diluted basis:
  Average common shares
   outstanding                                 45,877        41,514       35,916
  Dilutive options                                -           2,569        1,636
  Conversion of convertible debt(1)               -             -            -
                                             --------      --------     --------
Average number of common and
  common equivalent shares
  on a fully diluted basis                     45,877        44,083       37,552
                                             ========      ========     ========

Fully diluted earnings (loss)
 per common and common equivalent
 share                                       $  (1.08)     $   1.04     $    .84
                                             ========      ========     ========

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(1)     The convertible debt is not included in the calculation of fully diluted earnings per share since their inclusion would have had an antidilutive effect. Fully diluted earnings per share are not presented on the face of the Consolidated Statements of Income since they are not materially different from primary earnings per share.